Exhibit 99.1

Safeguard Scientifics Announces
First Quarter 2014 Financial Results

Safeguard Deploys Capital into Emerging Digital Health Company;
Repurchases Approximately $20.5 Million of SFE Shares through April 24, 2014

Conference call and webcast today at 9:00 a.m. EDT

Wayne, PA, April 24, 2014 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced first quarter 2014 financial results. For the three months ended March 31, 2014, Safeguard’s net income was $31.3 million, or $1.44 per share, compared to a net loss of $11.9 million, or $0.57 per share for the same period in 2013.

“Safeguard continues to create shareholder value through a disciplined execution of our strategic business model,” said Stephen T. Zarrilli, President and CEO at Safeguard. “During the quarter, we led a $17 million Series B financing for InfoBionic, an emerging digital health company headquartered in Massachusetts. Subsequent to the quarter, Safeguard sold its ownership stake in Sotera Wireless for $4.2 million in cash proceeds, representing a 1.5x cash-on-cash return for Safeguard. Our momentum remains strong and opportunities abound for additional M&A and value creation events in the future.”

“As of March 31, 2014, Safeguard deployed $177 million of capital into its 20 partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer at Safeguard. “Our net cash, cash equivalents and marketable securities totaled $191.5 million, after subtracting the total carrying value of debt outstanding of $50.2 million. As a result of net proceeds from our recent exit transactions, Safeguard has exceptional financial strength, flexibility and liquidity.”

SHARE REPURCHASE PROGRAM
During the first quarter of 2014, Safeguard repurchased 388,404 shares of the Company’s common stock in open market transactions at prices ranging from $19.54 to $22.08 per share for an aggregate cost of $8.0 million. Since the close of the first quarter, Safeguard has repurchased an additional 594,700 shares for an aggregate cost of $12.5 million, bringing total repurchases to 983,104 shares for $20.5 million through April 24, 2014.

In February 2014, Safeguard’s Board of Directors approved an increase in the Company’s share repurchase program, bringing the total authorization to $25 million. Until the aggregate repurchase authorization has been utilized, share repurchases may be made from time to time, based on ongoing capital needs of the business, the market price of our common stock, and general market conditions. No time has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time.

PARTNER COMPANY AGGREGATE REVENUE GUIDANCE
Partner company aggregate revenue in 2014 is projected to be between $345 million and $365 million. Aggregate revenue for the same partner companies was $284 million in 2013 and $201 million in 2012. Aggregate revenue guidance for 2014 and prior years reflects revenue on a net basis. Revenue figures utilized for certain companies pertain to periods prior to Safeguard’s involvement with those companies and is based solely on information provided to Safeguard by such companies. Safeguard reports the revenue of its equity and cost method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●$0M to $5M in annual revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in annual revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in annual revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be between $5 billion and $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights - AdvantEdge continues to gain scale through strategic and organic growth acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2013 was in excess of $40 million.

Dabo Health, Inc. (San Francisco, CA - Initial Revenue Stage)
Dabo Health provides the healthcare community with an online visualization platform to view and track improvement in key performance metrics, collaborate across hospitals and healthcare systems, and identify and share learnings to save lives-providing a solution which enables providers and payers to improve patient care, reduce per capita cost and maximize reimbursements. Safeguard deployed $750,000 in Dabo Health in November 2013 and has an 8% primary ownership position.

Market Opportunity - Driven by the Affordable Care Act, the healthcare landscape is rapidly shifting with a heightened focus on care quality and cost containment. Dabo Health is uniquely positioned to help stakeholders achieve their quality and cost management goals. Dabo Health plans to monetize its health information platform by offering a subscription-based software-as-a-service model to providers and payers. Dabo Health’s target customers include the nearly 4,000 non-government community hospitals and the approximate 80 payers in the U.S.

Operating Highlights - Following a successful informal launch of its platform into 200+ hospitals throughout the U.S., Dabo Health demonstrated pilot success, which the company intends to publish in various healthcare journals in late 2014. This will be accompanied by a commercial launch that seeks to penetrate the core hospital market including for-profit and non-for-profit hospitals as well as payers who are focused on connecting with providers to manage performance and reduce costs.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is an innovative molecular genetic information company that has developed more accurate and comprehensive genetic carrier screening tests, largely based on the next-generation sequencing technology. In early 2012, Good Start Genetics launched its test menu, GoodStart Select™, which screens for all 23 genetic disorders recommended for screening by leading medical societies and influential advocacy groups. Good Start Genetics’ next-generation DNA sequencing technology, combined with other proven genetic screening technologies, results in higher carrier detection rates regardless of ethnicity. Good Start Genetics intends to develop as a fully integrated molecular genetics information company by marketing its tests not only to fertility clinics, but also to Ob/Gyn practices and other segments of the reproductive health sector. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - Genetic disorders impose a significant healthcare burden on society, accounting for 11% of pediatric admissions and approximately 20% of infant mortality. Despite established, recommended medical guidelines advocating genetic carrier screening on a widespread basis, approximately 1 in 100 babies are born with a genetic disorder, according to the World Health Organization, many of which are severe and costly to treat. In addition, according to a 2010 publication in Reproductive Biomedicine, more than 1,000 babies are born with cystic fibrosis in the United States, annually, and the lifetime costs of an individual with cystic fibrosis is approximately $2.3 million. However, this high cost can be prevented. Preconception carrier testing can help to prevent the incidence of genetic disorders.

Operating Highlights - During the first quarter of 2014, Good Start Genetics announced an exclusive commercial partnership with PerkinElmer to expand access to GoodStart SelectTM genetic carrier screening tests beyond the in vitro fertilization setting to the broader women’s health community, including Ob/Gyn and maternal fetal medicine physicians. Collaborating with PerkinElmer will allow Good Start Genetics to reach more of the 60 million reproductive age women who are candidates for genetic carrier screening, ultimately helping to better assess their risks of, and options to avoid, having a baby with a debilitating or fatal inherited genetic disorder.

InfoBionic™ Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. The company’s MoMe™ System is the first cloud-based, Multi-pass Analysis universal remote patient monitoring platform that provides unprecedented analytics with seamless transition between Holter, Event, and Mobile Cardiac Telemetry monitoring modes in one device. The MoMe™ System received CE Mark in December 2013, is being launched in Europe during the second quarter of 2014, and is pending 510(k) clearance to market from the U.S. Food and Drug Administration (FDA). Safeguard deployed $4.0 million in InfoBionic in March 2014 and has a 20% primary ownership position.

Market Opportunity - The global addressable market for diagnosing and monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, which includes $1 billion in the U.S.

Operating Highlights - On March 28, 2014, InfoBionic closed the first tranche of a $17 million Series B financing, which was led by Safeguard Scientifics. Previous investors-Mass Medical Angels, Broadview Ventures, TiE, Beta Fund, Boulevard, Launchpad Venture Group, Cherrystone TechCoastAngels, HealthTechCapital, Boynton, and Keiretsu-also contributed to the round. Proceeds from the financing will enable InfoBionic to commercialize its MoMe™ System in Europe and the United States.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo unlocks the power of lab data to better inform treatment decisions and improve health outcomes. Medivo’s lab analytics platform gives healthcare providers access to more complete patient and practice-level profiles sourced from more than 150 labs, while the company’s suite of mobile apps increases patient engagement and lab testing compliance. Medivo’s services enable physicians to better track and improve outcomes, while providing services for life science companies to more effectively target and measure impact. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. With data becoming a more important factor in healthcare, the forecast for the analytics market indicates a growth rate of 24% between 2013 and 2017. Medivo generates revenue through targeting and analytics programs, clinical services, and by creating unique messaging opportunities that lead to increased patient compliance and adherence to appropriate lab testing recommendations. Based upon current physician and patient monetization rates, the addressable market for Medivo’s products is approximately $500 million in the U.S., and approaches $1 billion worldwide.

Operating Highlights - Medivo is well positioned for continued growth with a robust pipeline of client opportunities. Fourteen of the top 50 life sciences companies have engagements with Medivo. In addition to the Medivo Lab Value Exchange, the Medivo platform includes modules for physicians and patients with diabetes, high cholesterol, hepatitis C, chronic myelogenous leukemia, low testosterone, hyperuricemia (gout), inflammatory bowel disease (Crohn’s and Colitis), growth hormone deficiency, Cushing's disease and hereditary angioedema. Initiatives are underway to continue to expand the company’s network of laboratories and health monitoring modules to include rheumatoid arthritis, hepatitis B, colon cancer, breast cancer, prostate cancer, multiple myeloma, hypothyroidism, coronary artery disease, atrial fibrillation, chronic kidney disease, and other chronic conditions.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a medical device company that has developed the first and only FDA-approved wireless home sleep test for Obstructive Sleep Apnea (OSA) called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost compared to in-facility testing for uncomplicated adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that should increase significantly as more insurers divert patients from more-expensive sleep lab testing. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Market Opportunity - The OSA diagnostic market is estimated to be approximately $4 billion and is growing 15-20% annually. Only 3 million sufferers have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - During the first quarter 2014, NovaSom joined the American Sleep Apnea Association (ASAA) industry roundtable, a group of corporations that promote awareness of sleep apnea, work for continuing improvement in treatment of the disease, and advocate for the interests of sleep apnea patients and their families. The ASAA is the only patient advocacy group for people with sleep apnea. NovaSom’s AccuSom test is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider, is classified by CMS as an Independent Diagnostic Testing Facility and is an Approved Out of Center Sleep Testing Supplier by the American Academy of Sleep Medicine.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard deployed $10.0 million in Putney in September 2011 and has a 28% primary ownership position. Subsequent to the end of the first quarter of 2014, Safeguard funded $1.9 million of a convertible bridge loan to Putney.

Market Opportunity - According to IMS Health, 84% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of the FDA Center for Veterinary Medicine’s approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Data presented at the FTC Pet Medication Workshop in October 2012 showed that Americans spend $7 billion annually on pet medicines. According to Vetnosis, this sector is projected to grow at a compound annual growth rate of 5% per year between 2011 and 2016.

Operating Highlights - During the first quarter, Putney continued to expand its sales and regulatory affairs teams. Revenue grew to more than $20 million in 2013 and is on track to increase in 2014. To date, Putney has commercialized five FDA-approved veterinary generic drugs in three different dose forms.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is a leader in provider engagement and alignment. Its robust platform and online clinician community, QuantiaMD, enables principal participants in healthcare to engage providers in high-value interactions that lead to true engagement and alignment. To achieve this, Quantia’s platform uses advanced engagement science to package and deliver information so providers will consume it, internalize it, and apply it to practice. By giving providers the information they need in a format that works for them, Quantia helps its clients-organizations such as health systems and life sciences companies-improve performance and make care more efficient and effective. Safeguard deployed $7.5 million in Quantia in August 2013 and has a 35% primary ownership position. Subsequent to the end of the first quarter of 2014, Safeguard funded $2.0 million of a convertible bridge loan to Quantia.

Market Opportunity - Quantia currently generates revenue through three channels: (1) Pharmaceutical companies that need to reach and engage healthcare professionals to increase market share; (2) Hospital systems that need to align with providers to achieve clinical, operational and financial objectives; and (3) Medical device companies that need to increase brand awareness among providers and drive qualified leads. The scalable and secure Quantia platform has an annual addressable market estimated to be between $1 billion to $2 billion.

Operating Highlights - There are currently more than 1,000 expert faculty on QuantiaMD, including physicians from the top 20 hospitals in the U.S. Average engagement continues to rise. A typical physician spends 20 minutes per session consuming content and interacting with peers on the site. Membership is also rising with 40% of new members driven by referrals. Finally, mobile activity continues to increase with 50% of members visiting QuantiaMD via a mobile device.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst delivers the only application-aware operational intelligence platform that enables organizations to see key information across their entire IT ecosystem. AppFirst’s data collection and aggregation is a powerful Big Data solution, collecting data across every process within any application and across all servers in real time. Customers are using AppFirst to lower IT costs, enhance security and compliance, make better business decisions based on proactive intelligence, and drive toward a new quality of service. Safeguard deployed $6.5 million in AppFirst in December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.1 billion application-performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights - AppFirst’s patented technology provides enterprises with continuous and complete visibility into all applications and supporting resources across their ecosystem, regardless of infrastructure. With AppFirst, organizations can achieve IT-as-a-Service, continuously footprint applications to ensure performance and cost optimization, and proactively resolve issues. AppFirst’s patented collector technology is supporting over 2,000 customers in over 80 countries, ranging from platform-as-a-service (PaaS) leaders such as EngineYard, as well as global leaders in banking and pharmaceuticals.

Apprenda, Inc. (Clifton Park, NY - Initial Revenue Stage)
Apprenda is a leading enterprise PaaS company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations faster. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 22% primary ownership position.

Market Opportunity - Apprenda was recently named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - Currently, Apprenda is working with many of the world’s top banks, including JPMorgan Chase, which has the largest enterprise PaaS deployment in the world with more than 3,000 apps running on its platform. Apprenda has customers in a variety of other industries, with leading healthcare organizations including AmerisourceBergen, McKesson and Memorial Sloan Kettering Cancer Center using Apprenda to create new efficiencies and revenue streams.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 40 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise. This is achieved through 75 unique career channels, 2,500 industry communities and 500 professional communities in the Beyond.com global network. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to IDC, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights - During the first quarter of 2014, Beyond.com expanded its footprint in the Midwest at its sales office in Indianapolis, in response to the company's growth in 2013.
Bridgevine, Inc. (Vero Beach, FL - High Traction Stage)
Bridgevine is a marketing automation solution for customer acquisition and enrollment, which consolidates the fragmented digital media ecosystem through a proprietary up-sell and cross-sell optimization platform. Bridgevine utilizes its proprietary Acquisition and Merchandising Platform (AMP) to (a) provide insight and attribution across the digital marketing landscape of search engine optimization, search engine marketing, mobile, social and display media, and (b) perform superior up-sell and cross-sell for brands to better monetize their customers through complimentary offers delivered seamlessly into third party web and customer relationship management environments. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers, including Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 23% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - Bridgevine remains on track to roll out its direct-to-consumer, utility enrollment platform in the second quarter 2014.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is the first and only end-to-end platform that helps brands connect, manage, engage and measure success across all touch points with their customers via in-store, online, mobile and social media. Through its Consumer Lifecycle Success (CLS) platform, Clutch enables businesses to maximize the value they get from their customers by providing a comprehensive set of modular solutions to drive loyalty, increase consumer spend and reward brand advocacy. Safeguard has deployed $5.5 million in Clutch since February 2013 and has a 24% primary ownership position.

Market Opportunity - The customer success category is an emerging multi-billion dollar industry helping organizations maximize their relationships with their customers after they have paid to acquire them. The mobile wallet segment of the $30 billion mobile commerce market is highly fragmented but growing at a compound annual growth rate of nearly 31% and is estimated to total $1.6 billion by 2018. Mobile commerce is an increasingly important channel for retailers to offer shoppers cohesive, digital and in-store experiences. For example, Starbucks has processed 100 million mobile payments since 2011 and now logs 3 million U.S. mobile payments per week. In addition, comScore reported in a 2012 survey that four of five smartphone owners use their devices to shop.

Operating Highlights - The Clutch platform powers more than 40 million consumer accounts in thirteen countries across 450 retailers. Clutch’s CLS platform provides a comprehensive set of modular solutions that drive loyalty, increase consumer spend and reward brand advocacy by unifying the currently fragmented consumer experience. In addition, the CLS platform is unique in that it is the only end-to-end solution that allows businesses to segment customers, create unique marketing campaigns and analyze data all through a simple, easy to operate SaaS-based tool.

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (“UBI”) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor’s smartphone telematics engine, which is fully integrated to the DriveFactor telematics platform, is available for download on iOS. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity - UBI programs, also known as telematics-enabled insurance, are estimated to grow 50x and generate more than $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles used a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than two million telematics subscribers in Italy alone.

Operating Highlights - DriveFactor’s partnerships and customers currently include Direct General Corporation (U.S.), Admiral Insurance (UK), Trygg-Hansa (Sweden), Deutsche Telekom (Germany), Orange (Switzerland) and Tower (New Zealand). DriveFactor continues to pursue white label opportunities with other global partners.

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Using Hoopla’s award-winning sales motivation platform, industry leaders like Angie’s List, Marketo, Xactly and Zillow are building high-performance cultures that deliver dramatic gains in sales productivity and customer satisfaction. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - During the first quarter of 2014, Safeguard participated in Hoopla’s $8 million Series B financing, bringing Safeguard’s total capital deployment to $3.1 million. Proceeds from the financing will be used to expand sales, marketing and product development initiatives to meet growing demand for Hoopla’s software. The company is hiring aggressively and expects to double its employee base by the end of 2014.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a SaaS, cloud-based financial technology company that is dedicated to delivering software solutions and comprehensive, timely data to the municipal bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $4.3 million in Lumesis since February 2012 and has a 44% primary ownership position.

Market Opportunity - Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - During the first quarter 2014, Lumesis made key staff additions to drive continued growth, including a managing director of business development and a marketing director.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a leader in the digital marketing technology category. With twelve locations across five continents, MediaMath offers deep industry expertise that enables marketers to connect with consumers individually and at scale, across the entirety of the world’s digital media. MediaMath’s TerminalOne Marketing Operating System™ allows marketers to customize their own technology infrastructure and leverage their data in planning, execution, optimization and analysis of digital marketing programs, resulting in smarter decisions that grow their business insights, media optimization and algorithmic decisioning to execute smarter marketing campaigns. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 23% primary ownership position.

Market Opportunity - According to PwC, digital ad spend worldwide is expected to grow at a compound annual growth rate of 15.6% between 2012 and 2016. The advertising technology community viewed the 2013 IPOs of Criteo (NASDAQ:CRTO) and Rocket Fuel (NASDAQ:FUEL) as important indicators of the growing value of sophisticated technologies that improve digital advertising performance.

Operating Highlights - MediaMath currently powers the operations for thousands of marketers, including more than half of the Fortune 100. During the first quarter of 2014, the company opened an office in Singapore, expanding its presence in Asia Pacific. In addition, MediaMath appointed co-founder Erich Wasserman as global chief revenue officer to lead the company’s sales and account management business units across North America, Latin America, EMEA and APAC. Lastly, MediaMath launched its OPEN Buyer Certification program, which recognizes companies that demonstrate programmatic expertise and presents growth opportunities to those buyers that show a commitment to industry awareness and innovation in programmatic media buying.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron Corporation enables organizations to rapidly solve business problems through a disruptive approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Its distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - During the first quarter of 2014, Pneuron implemented its Distributed Analytics solution for ProSight Specialty Insurance. This enabled ProSite to leverage disparate data at the source and perform deep analysis within each vertical’s supporting systems while modeling the data across all product lines to generate strategic corporate reporting and holistic customer views. In 2014, Pneuron will continue to drive market recognition and acceleration with the company’s multiple new clients in financial services, insurance, and healthcare.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer automatically and in real time. Spongecell builds digital ads in as little as 72 hours, allowing brands and their agencies to quickly deploy interactive ad campaigns that boost engagement and result in higher conversions. A recent internal study found that consumers who engaged with Spongecell ad units are 35 times more likely to convert than those who viewed the ad alone. Spongecell’s interactive features and short build times are available in display, in-stream and mobile formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $43 billion in 2013, with a nine-year compound annual growth rate of 18%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - Spongecell is realizing significant traction with its dynamic creative product, which allows ad content to be updated in real-time based on parameters such as weather, user location and consumer habits. Recently, Spongecell further expanded its offerings to include full rich media formats, such as overlays and expandables.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, April 24, 2014

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 16957098

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of first quarter 2014 financial results followed by Q&A.

Replay will be available through May 24, 2014 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
For more than 60 years, Safeguard Scientifics, Inc. (NYSE: SFE) has been synonymous with entrepreneurship and innovation. Founded in 1953 and based in the Greater Philadelphia area, Safeguard has a distinguished record of building market leaders by providing capital and operational support to entrepreneurs across an evolving and innovative spectrum of industries. Today, Safeguard targets healthcare companies focusing on medical technology, healthcare technology and specialty pharmaceuticals and technology companies focusing on financial technology, Internet and digital media, and Enterprise 3.0. www.safeguard.com.

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Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2014	2013

Assets
Cash, cash equivalents and marketable securities	$237,136	$177,568
Restricted marketable securities and cash held in escrow	—	5
Other current assets	1,252	1,557
Total current assets	238,388	179,130
Ownership interests in and advances to partner companies and funds	114,617	148,579
Loan participations receivable	7,303	8,135
Available-for-sale securities	12	15
Long-term marketable securities	4,576	6,088
Other assets	3,036	4,049
Total Assets	$367,932	$345,996

Liabilities and Equity
Convertible senior debentures - current	$441	$470
Other current liabilities	5,174	7,704
Total current liabilities	5,615	8,174
Other long-term liabilities	3,536	3,683
Convertible senior debentures - non-current	49,741	49,478
Total equity	309,040	284,661
Total Liabilities and Equity	$367,932	$345,996

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2014	2013

Operating expenses	$5,239	$5,374
Operating loss	(5,239)	(5,374)

Other income (loss), net	30,374	757
Interest, net	(624)	(335)
Equity income (loss)	6,808	(6,987)

Net income (loss) before income taxes	31,319	(11,939)
Income tax benefit (expense)	—	—
Net income (loss)	$31,319	$(11,939)

Net income (loss) per share:
Basic	$1.44	$(0.57)
Diluted	$1.29	$(0.57)

Average shares used in computing net income (loss) per share:
Basic	21,687	21,109
Diluted	25,121	21,109

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended March 31,
	2014	2013

Operating Loss
Healthcare	$—	$—
Technology	—	—
Penn Mezzanine	(2)	(5)
Total segment results	(2)	(5)
Other items (a)	(5,237)	(5,369)
	$(5,239)	$(5,374)

Net income (loss)
Healthcare	$41,001	$(5,065)
Technology	(3,585)	(1,101)
Penn Mezzanine	154	341
Total segment results	37,570	(5,825)
Other items (a)	(6,251)	(6,114)
Net income (loss)	$31,319	$(11,939)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 20 partner companies as of March 31, 2014, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	March 31,
	2014

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$106,651	$173,586
Cost method	3,458	3,458
Other holdings	4,508	36,207
	$114,617	$213,251

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com